Exhibit 1.2

PRICING AGREEMENT

Salomon Smith Barney Inc.,
   As Representative of the several
      Underwriters named in Schedule I hereto,
388 Greenwich Street, 35th Floor,
New York, New York 10013.

March 7, 2002

Ladies and Gentlemen:

     The St. Paul Companies, Inc., a Minnesota corporation (the “Company”), proposes, subject to the terms and conditions stated herein and in the Underwriting Agreement, dated March 7, 2002 (the “Underwriting Agreement”), between the Company on the one hand and Salomon Smith Barney Inc., on the other hand, to issue and sell to the Underwriters named in Schedule I hereto (the “Underwriters”) the Securities specified in Schedule II hereto (the “Designated Securities”). Each of the provisions of the Underwriting Agreement is incorporated herein by reference in its entirety, and shall be deemed to be a part of this Agreement to the same extent as if such provisions had been set forth in full herein; and each of the representations and warranties set forth therein shall be deemed to have been made at and as of the date of this Pricing Agreement, except that each representation and warranty which refers to the Prospectus in Section 2 of the Underwriting Agreement shall be deemed to be a representation or warranty as of the date of the Underwriting Agreement in relation to the Prospectus (as therein defined), and also a representation and warranty as of the date of this Pricing Agreement in relation to the Prospectus as amended or supplemented relating to the Designated Securities which are the subject of this Pricing Agreement. Each reference to the Representative herein and in the provisions of the Underwriting Agreement so incorporated by reference shall be deemed to refer to you. Unless otherwise defined herein, terms defined in the Underwriting Agreement are used herein as therein defined. The Representative designated to act on behalf of each of the Underwriters of the Designated Securities pursuant to Section 12 of the Underwriting Agreement and the address of the

Representative referred to in such Section 12 are set forth at the end of Schedule II hereto.

     An amendment to the Registration Statement, or a supplement to the Prospectus, as the case may be, relating to the Designated Securities, in the form heretofore delivered to you is now proposed to be filed with the Commission.

     Subject to the terms and conditions set forth herein and in the Underwriting Agreement incorporated herein by reference, the Company agrees to issue and sell to each of the Underwriters, and each of the Underwriters agrees, severally and not jointly, to purchase from the Company, at the time and place and at the purchase price to the Underwriters set forth in Schedule II hereto, the principal amount of Designated Securities set forth opposite the name of such Underwriter in Schedule I hereto.

     If the foregoing is in accordance with your understanding, please sign and return to us four counterparts hereof, and upon acceptance hereof by you, on behalf of each of the Underwriters, this letter and such acceptance hereof, including the provisions of the Underwriting Agreement incorporated herein by reference, shall constitute a binding agreement between each of the Underwriters and the Company. It is understood that your acceptance of this letter on behalf of each of the Underwriters is or will be pursuant to the authority set forth in a form of Agreement among Underwriters, the form of which shall be submitted to the Company for examination upon request, but without warranty on the part of the Representative as to the authority of the signers thereof.

Very truly yours,

THE ST. PAUL COMPANIES, INC.

By: /s/ THOMAS A. BRADLEY

Name:	Thomas A. Bradley
Title:	Chief Financial Officer and Senior Vice President

Accepted as of the date hereof:

SALOMON SMITH BARNEY INC.

By: /s/ RICHARD G. SPIRO

Name:	Richard G. Spiro
Title:	Managing Director

On behalf of each of the Underwriters

SCHEDULE I

Principal
Amount of
Designated
Securities
to be
Underwriter	Purchased

Salomon Smith Barney Inc.	$180,000,000
J.P. Morgan Securities Inc.	90,000,000
Banc of America Securities LLC	42,500,000
BNY Capital Markets, Inc.	42,500,000
Banc One Capital Markets, Inc.	42,500,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	42,500,000
Credit Suisse First Boston Corporation	15,000,000
Goldman, Sachs & Co.	15,000,000
Lehman Brothers Inc.	15,000,000
Mellon Financial Markets, LLC	15,000,000
Total	$500,000,000

SCHEDULE II

Title of Designated Securities:

5.75% Senior Notes due 2007

Aggregate Principal Amount:

$500,000,000

Price to Public:

99.656% of the principal amount of the Designated Securities, plus accrued interest, if any, from March 12, 2002

Purchase Price by Underwriters:

99.056% of the principal amount of the Designated Securities, plus accrued interest, if any, from March 12, 2002

Form of Designated Securities:

Book-entry only form represented by one or more global securities deposited with The Depository Trust Company (“DTC”) or its designated custodian, to be made available for checking by the Representative at least twenty-four hours prior to the Time of Delivery at the office of DTC

Specified Funds for Payment of Purchase Price:

Federal (same day) funds

Time of Delivery:

At or around 9:30 a.m. (New York City time) on March 12, 2002

Indenture:

Senior Debt Indenture, dated as of March 12, 2002, between the Company and JPMorgan Chase Bank, as Trustee

Maturity:

March 15, 2007

Interest Rate:

5.75%

Interest Payment Dates:

Semi-annually on March 15 and September 15, commencing on September 15, 2002

Redemption Provisions:

No provisions for redemption

Sinking Fund Provisions:

No sinking fund provisions

Defeasance provisions:

Sections 1302 and 1303 of the Senior Debt Indenture shall apply to the Designated Securities

Closing Location for Delivery of Designated Securities:

Offices of Sullivan & Cromwell, 125 Broad Street, New York, New York 10004

Additional Closing Conditions:

None

Name and Address of Representative:

Salomon Smith Barney Inc.

Address for Notices, etc.: 388 Greenwich Street, 35th Floor New York, New York 10013